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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT





                                     BETWEEN

                               BLAXXUN INTERACTIVE
                               AKTIENGESELLSCHAFT
                                MITTERERSTRASSE 9
                                  80336 MUNICH

                        - HEREINAFTER CALLED 'BLAXXUN' -



                                       AND



                                  ELMAR MERGET
                             GEORG-BAUMANN-STRASSE 7
                                  85567 GRAFING

                        - HEREINAFTER CALLED 'EMPLOYEE' -


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Employment Agreement
between blaxxun interactive Aktiengesellschaft and Elmar Merget



1        ACTIVITY

The employee shall be employed at blaxxun as VP Engineering starting February 8, 1999. blaxxun reserves the right to assign the employee to other employment matching the knowledge and prior training of the employee.

The employee and blaxxun hereby stipulate a phase-in period of no more than 3 months in which the employee can wind up his prior customer contracts. The coordination with respect to time and the corresponding reduction of remuneration during this period shall occur by mutual consent.

The responsibilities of the employee shall include in particular:

Management of product development and the solution area.


2        COMPENSATION

The employee shall receive a gross annual basis compensation in the amount of

DM       120,000.00.

It shall be comprised of twelve monthly payments in the amount of

DM       10,000.00 each.

In addition, the employee shall receive a performance-based variable target income, of which the amount and calculation basis shall be separately regulated and newly set every year. Initially, the annual performance-based variable target income shall be

DM       25,000.00.

These payments shall cover compensation for any necessary overtime.

The basis compensation shall be transferred at the end of every month. The variable compensation shall be oriented according to the valid updated blaxxun interactive General Compensation Plan (current version attached). The taxes and social security contributions to be withheld shall reduce the gross compensation and shall be deducted by blaxxun. The annual compensation package shall be reviewed at the start of every financial year (August 1 to July 31), for the first time on August 1, 1999.

Insofar as and to the extent that the employee is granted options for acquisition of shares in blaxxun interactive, Inc., San Francisco, the rights of the employee shall be determined solely according to an agreement to be concluded between him and blaxxun interactive, Inc. blaxxun makes no guarantee that options shall be granted to the employee; blaxxun is expressly not obligated to influence blaxxun interactive, Inc. in any way regarding the granting of options. The employee acknowledges that the granting of options is subject to the sole discretion of blaxxun interactive, Inc. If the employee exercises the options granted to him entirely or partially, then he



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Employment Agreement
between blaxxun interactive Aktiengesellschaft and Elmar Merget shall immediately inform blaxxun of the number of shares acquired based on the options and the date and time of the acquisition and shall take all required steps in order to enable blaxxun to fulfill its obligations under wage tax law. The employee shall indemnify blaxxun against any claim brought by tax authorities, insofar as the claim is based on a violation of the employee's obligations.


3        LEAVE

The duration of leave is based on provisions in effect at blaxxun and currently equals 30 days per year. Leave shall be scheduled by mutual consent.


4        PROBATIONARY PERIOD

The Agreement is concluded for a six-month probationary period and during this period it may be terminated by either party as of the end of a month, with one month's prior notice. If the Agreement is not terminated by either party during the probationary period, then it shall continue in effect as a full employment agreement without a limit of duration.


5        TERMINATION

After the lapse of the probationary period, the agreement may be terminated as of the end of a month with three months' prior notice. Notice of termination must be in written form.


6        OUTSIDE ACTIVITIES

The employee hereby undertakes not to exercise any outside activities for the term of this employment relationship - even while on leave - and not to work for other principals either with or without compensation. This is not applicable during the phase-in period. This shall not affect the formal activity as managing director of Software System Merget GmbH, on the condition that the employee does not carry out any projects for this company, or the activity for the adult education center ("Volkshochschule"). Both activities shall be exercised outside of working hours. The time requirement shall have no significant impact on the activity at blaxxun.

An exception to this regulation shall be possible only after express, written consent from blaxxun. The employee hereby undertakes not to acquire shares in companies which are in competition with blaxxun.

A non-competition clause is not a component of this Agreement.


7        CONFIDENTIALITY, DOCUMENTS

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Employment Agreement
between blaxxun interactive Aktiengesellschaft and Elmar Merget


Knowledge of internal operating processes, in particular all operating and commercial secrets of blaxxun and its customers, of which the employee learns as a result of the employment relationship, shall be kept secret from outside third parties. This regulation shall be applicable also to the period after expiration of this Agreement.

All work documents and other business documents which are made available to the employee within the framework of his responsibilities or which he himself prepares in the course of the contractual relationship shall be treated as the property of blaxxun and carefully maintained. The documents and data media which contain business secrets of blaxxun, or works to which blaxxun holds rights, shall be returned to blaxxun on request, and no later than the expiration of the contractual relationship even without specific request.

The same shall be applicable also to documents which the employee has acquired within the framework of customer projects. In the event of a grossly negligent violation of these obligations during the term of the contractual relationship or after the expiration of the contractual relationship, blaxxun may bind the employee, or the former employee, to compensate all damages to blaxxun and its clients.

The employee hereby undertakes to sign the "Non-Disclosure and Development Agreement", which forms an integral part of this Agreement and is attached as Appendix 1 to this Agreement.


8        OTHER PROVISIONS

To the extent that no other regulation occurs in an individual contract, the provisions of the employee handbook and the valid shop agreements, if such exist, shall be applicable to the employment relationship. For the rest, the provisions of law shall be applicable.

No oral subagreements exist. Amendments and additions to this Agreement shall require written form to be effective. If a provision of the Agreement is ineffective, the remainder of the Agreement shall nonetheless remain in effect. The ineffective provision shall be replaced by an effective provision which shall come as close as possible to the economic purpose of the ineffective provision.


Munich, February 4, 1999

------------------------                             ------------------------
blaxxun interactive                                  Elmar Merget
Aktiengesellschaft